Exhibit 10.1

Principal $4,000,000.00	Loan Date 5/15/2026	Maturity 5/15/2033	Loan No	Call / Coll	Account 512221694	Officer ***	Initials

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	VirTra, Inc. 295 E. Corporate Place Chandler, AZ 85225	Lender:	UMB BANK, n.a. Chandler Banking Center 1000 N. 54th Street Chandler, AZ 85226 (480) 844-4540

Principal Amount: $4,000,000.00	Date of Note: May 15, 2026

PROMISE TO PAY.  VirTra, Inc. (“Borrower”) promises to pay to UMB BANK, n.a. (“Lender”), or order, in lawful money of the United States of America, the principal amount of Four Million & 00/100 Dollars ($4,000,000.00), together with Interest on the unpaid principal balance from May 15, 2026, until paid in full.

PAYMENT.  Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in accordance with the following payment schedule:

Borrower will pay this loan in 84 consecutive monthly payments beginning June 15, 2026, and continuing on the 15th calendar day of each month thereafter. Borrower’s final interest payment will be due on May 15, 2033. Borrower will make regular principal payments according to the Amortization Schedule attached hereto in the amounts and on the dates set forth therein.

Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.  All payments must be made in U.S. dollars and must be received by Lender consistent with any written payment instructions provided by Lender.  If a payment is made consistent with Lender’s payment instructions but received after 5:00 PM Central Time, Lender will credit Borrower’s payment on the next business day.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Term SQFR Rate as defined below as determined on each Reset Date as described below (the “Index”).  The Index is not necessarily the lowest rate charged by Lender on its loans.  Lender will tell Borrower the current Index rate upon Borrower’s request.  The interest rate change will not occur more often than each or as adjusted pursuant to the terms set forth in the paragraph title “Index and Margin Values”.

Definitions:

"Business Day" means any day that is not a Saturday, Sunday, or other day that is a legal holiday under the laws of the State of Missouri or is a day on which banking institutions in such state are authorized or required by law to close.

"Conforming Changes" means, with respect to either the use or administration of the Index or the use, administration, adoption, or implementation of any replacement to the Index (pursuant to the "Index and Margin Values" section below) any technical, administrative, or operational changes (including changes to the definition of "Business Day"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative, or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Note and other related documents).

PROMISSORY NOTE

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"Index" means the Term SOFR Rate as adjusted or as substituted by Lender on a temporary or permanent basis as set forth herein.

"Index Floor" means a rate of interest equal to zero percent (0.00%).

"Floor" means the minimum amount of interest charged on the outstanding principal balance of this Note as described in the paragraph titled "Index and Margin Values".

"Interest Period" means a period commencing on the date of the first advance of funds and ending on the day before the Reset Date, then resetting monthly thereafter beginning on the Reset Date and ending on the day before the Reset Date, without adjustment for non-Business Days. Notwithstanding the foregoing, no Interest Period shall extend beyond the scheduled maturity described herein.

"Margin" means the percentage points over the Index as set forth in the paragraph titled "Index and Margin Values".

"Reset Date" means the fifteenth (15th) day of each month following the date hereof, without adjustment for non-Business Days.

"SOFR" means a rate equal to the secured overnight financing rate as administered by the Federal reserve Bank of New York (or successor administrator).

"Term SOFR Rate" means the Term SOFR Reference Rate selected by Lender for the second (2nd) U.S. Government Securities Business Day before (i) the date of the first advance of principal for the first Interest Period, and thereafter (ii) each Reset Date. At no time shall the Term SOFR Rate be less than the Index Floor, unless prohibited by the paragraph below titled "Interest Rate Swap".

"Term SOFR Reference Rate" means the interest rate per annum determined by Lender as the forward-looking term rate based on SOFR for a 1-month tenor, published by CME Group Benchmarks Administration Limited (or a successor administrator designated by the relevant authority) as reported on Bloomberg Screen TSFR1M or other similar service selected by Lender.

"U.S Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Interest Rate Swap. In the event Borrower or affiliate of Borrower enters into an interest rate swap transaction with Lender or affiliate of Lender with respect to interest accruing under this Note then any floor or ceiling, including the Index Floor or the Floor, will automatically be deemed not to apply to the principal portion of this Note that is so hedged for the duration of such interest rate swap transaction and the foregoing is limited solely to an interest rate swap transaction with the Lender or affiliate of Lender and shall not apply to any other derivative product, such as in interest rate cap or collar. Notwithstanding the foregoing, at no time shall the interest rate on this Note be more than the maximum rate allowed by applicable law.

Conforming Changes. In connection with the use of the Index or the use of a replacement to the Index pursuant to the "Index and Margin Values" section below, notwithstanding anything to the contrary in this Note or related documents, Lender may make Conforming Changes from time to time which will become effective without any further action or consent of any other party to this Note or other related documents. Lender will notify Borrower from time to time of the effectiveness of any Conforming Changes.

Index and Margin Values. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 3.639% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the "INTEREST CALCULATION METHOD" paragraph using a rate of 2.250 percentage points over the Index (the "Margin"), adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 5.889% per annum based on a year of 360 days. If Lender determines, in its sole discretion, that the Index has become unavailable or unreliable, either temporarily, indefinitely, or permanently, during the term of this Note, Lender may amend this Note by designating a substantially similar substitute index. Lender may also amend and adjust the Margin to accompany the substitute index. The change to the Margin may be a positive or negative value, or zero. In making these amendments, Lender may take into consideration any then-prevailing market convention for selecting a substitute index and margin for the specific Index that is unavailable or unreliable. Such an amendment to the terms of this Note will become effective and bind Borrower 10 business days after Lender gives written notice to Borrower without any action or consent of the Borrower. NOTICE: Under no circumstances will the interest rate on this Note be less than 2.250% per annum or more than the maximum rate allowed by applicable law. Whenever changes occur in the interest rate, Lender, at its option, may do one or more of the following: (A) change the amounts of Borrower's payments to maintain the original amortization schedule, (B) increase Borrower's payments to cover accruing interest if the interest rate adjustment is an increase, (C) change the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and change Borrower's final payment amount.

PROMISSORY NOTE

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INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

EFFECTIVE RATE. Borrower agrees to an effective rate of interest that is the rate specified in this Note plus any additional rate resulting from any other charges in the nature of interest paid or to be paid in connection with this Note.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: UMB Bank, n.a., Attn: Loan Accounting, PO Box 419226 - MS #1170203 Kansas City, MO 64141-6226.

LATE CHARGE. If a payment is 29 days or more late, Borrower will be charged 10.000% of the unpaid portion of the regularly scheduled payment or $50.00, whichever is less.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding an additional 2.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

PROMISSORY NOTE

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Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

ADDITIONAL EVENTS OF DEFAULT. In addition to the Events of Default described herein, the following shall be an Event of Default if applicable: (i) Borrower, any Guarantor or any grantor of collateral securing the Note fails to comply with any terms or conditions of any agreement with Lender or any UMB Financial Corporation Affiliate (as herein defined) or makes a representation or statement to Lender or any UMB Financial Corporation Affiliate that is false in any material respect; (ii) Borrower or any Guarantor revokes or disputes the validity of any of its liabilities or obligations under any Note, related agreement, or any other agreement with Lender or any UMB Financial Corporation Affiliate; (iii) any change in ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members' equity or other ownership interest in Borrower or any general partner of Borrower or any Guarantor, (iv) the withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Guarantor with an aggregate ownership interest in Borrower or such Guarantor of twenty-five percent (25%) or more; or (v) Borrower or any Guarantor or any chairman, CEO, CFO, president, manager or general partner of Borrower or any Guarantor, nor any officer, member, or shareholder with an ownership interest of twenty-five percent (25%) or more of Borrower or any Guarantor, has been or is convicted of a felony; or (vi) any restructuring of the legal entity (whether by merger, division or otherwise) of Borrower, any general partner of Borrower, or any Guarantor without the express written consent of Lender. For purposes of this provision, "UMB Financial Corporation Affiliate" shall mean UMB Financial Corporation and any present or future subsidiary of UMB Financial Corporation.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. However, Borrower will only pay attorneys' fees of an attorney not Lender's salaried employee, to whom the matter is referred after Borrower's default. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Arizona without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Arizona.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Maricopa County, State of Arizona.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

PROMISSORY NOTE

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COLLATERAL. Borrower acknowledges this Note is secured by collateral as described on MORTGAGE and ASSIGNMENT OF LEASES AND RENTS of even date, executed by Borrower to Lender.

ADDITIONAL TERMS. Borrower shall not a) voluntarily transfer any assets into trust or, b) if already owned in trust, shall not voluntarily transfer title to such trust assets to any other person or entity, without giving Lender at least 30 days prior written notice thereof.

PRIMARY DEPOSIT ACCOUNT. Borrower agrees to maintain Borrower's primary deposit account with Lender and keep such account at all times in good standing. If Borrower does not maintain a separate deposit account for its operations, but rather its operations are primarily administered through a deposit account of Borrower's parent or affiliate, then Borrower agrees to cause such parent or affiliate to maintain its primary deposit account with Lender. As used herein, "primary deposit account" means the deposit account into which substantially all of the receipts from the operations of Borrower, or of Borrower's parent or affiliate if applicable, are deposited and from which substantially all of its disbursements for its operations are made.

EVENTS OF DEFAULT; RIGHT TO CURE. Notwithstanding anything to the contrary in this Note or any Related Documents, a default defined as an Event of Default, other than a default defined herein as an "Immediate Default" or a "Swap Default", shall not be considered an Event of Default until seven (7) days following the payment due date with respect to a monetary default or thirty (30) days following the occurrence of a non-monetary default, and the failure of Borrower to cure such default or to cause such default to be cured within such period of time. "Immediate Default" shall mean an event of default due to (i) voluntary bankruptcy or insolvency of Borrower or any Related Party; (ii) the failure of Borrower or any Related Party to diligently contest and obtain the prompt dismissal of any involuntary bankruptcy or other insolvency proceedings filed against such Borrower or Related Party; (iii) appointment of a receiver, trustee, custodian or liquidator of a substantial part of the assets of Borrower or any Related Party, (iv) service of a writ of garnishment, levy or other seizure with respect to any collateral securing a promissory note or credit agreement, or any accounts of Borrower or any Related Party, (v) submission to Lender of any required financial statement or certificate of Borrower or any Related Party that is incorrect, false or misleading in any material respect when furnished or made, or (vii) breach of any covenant or obligation of Borrower or any Related Party that is not reasonably curable within thirty (30) days of such breach. "Related Party" shall mean each co-borrower, guarantor, beneficiary, grantor, mortgagor, trustor or other party executing any Related Document.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

ELECTRONIC RECORDS AND SIGNATURES/TRANSFERABLE RECORD. Borrower consents to the use of electronic records and signatures (when Lender offers them) in connection with this Note and all related documents and information. This consent is provided in accordance with the federal Electronic Signatures in Global and National Commerce Act or any other applicable law addressing the use of electronic records and signatures (including the Uniform Electronic Transactions Act, as adopted by the state whose law governs this Note (collectively, the "Electronic Signature Laws")). Lender may store this Note and all related documents and information as electronic records (including by imaging or converting any original paper documents into electronic records) and may destroy any original paper documents after doing so. All electronic records and signatures used in connection with this Note and all related documents and information will have the same legal effect, validity and enforceability as original paper documents and original manual signatures. If Borrower uses an electronic signature to sign an electronic record of this Note, Borrower expressly agrees that such electronically signed electronic record of this Note is a transferrable record within the meaning of, and for all purposes under, the Electronic Signature Laws.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PROMISSORY NOTE

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PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

VIRTRA, INC.

By:	/s/ Alanna Boudreau
Alanna Boudreau, CFO of VirTra, Inc.

Florida Documentary Stamp Tax

Florida documentary stamp tax in the amount required by law has been paid with respect to this Note on the Mortgage securing this Note.

LaserPro, Ver. 25.4.40.001 Copr. Finastra USA Corporation 1997, 2026 All Rights Reserved. - AZ. D:\APPSIHFS\CFIILPL\020.FC TR-223547 PR-2832